Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 21, 2007 on the financial statements of Akron Riverview Corn Processors, LLC (a development stage company), as of February 28, 2007, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (November 27, 2006) to February 28, 2007 in the Form SB-2 Registration Statement of Akron Riverview Corn Processors, LLC, dated on or about March 22, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota

March 22, 2007